Exhibit 10.1

MEMBER UNITS PURCHASE AGREEMENT

This Member Units Purchase Agreement (this “Agreement”) is made and entered into as of January 22, 2018, by and among: Vegalab, Inc., a Nevada corporation (the “Purchaser”); The Agronomy Group, LLC, a California limited liability company (the “Company”); and, the individuals listed in the definition of “Selling Unit Holders” in Exhibit A to this Agreement. Capitalized terms used in this Agreement are defined or referenced in Exhibit A and incorporated herein.

Recitals

A.          As of the date hereof, the Selling Unit Holders own 20,000,000 of the units of ownership interest in the Company denominated as “Units,” which is the only class of ownership interest in the Company and constitute all of the outstanding Units of the Company.

B.           The Selling Unit Holders wish to sell to the Purchaser the Units owned by them as of the Closing on the terms set forth in this Agreement.

Agreement

The parties to this Agreement agree as follows:

Article 1

Sale and Purchase of Units; Related Transactions

1.1         Sale and Purchase of Units. On the terms and subject to the conditions contained herein, in consideration for the purchase consideration specified in Section 1.2, on the Closing Date, each Selling Unit Holder will sell to Purchaser, and Purchaser will purchase from such Selling Unit Holder, all the Units owned by such Selling Unit Holder free and clear of all Encumbrances (other than restrictions on transfer imposed by federal and state securities laws), such amounts collectively constituting all of the issued and outstanding Company Units.

1.2         Purchase Price.

(a)          Common Stock. On the terms and subject to the conditions set forth herein, in consideration of the Units being sold hereunder, Purchaser shall issue to the Selling Unit Holders 600,000 shares of the restricted common stock of the Purchaser (the “Purchase Shares”) pro rata based on a ratio determined by dividing the number of Units held by each Selling Unit Holder by the total number of Units owned by all Selling Unit Holders. The value of the Purchase Shares will be the closing price per share on the date in question of the Purchaser’s common stock as reported on the OTC Market (the OTC Markets Group Inc. electronic inter-dealer quotation market designated OTCQB) averaged over ten (10) consecutive trading days ending on the trading day immediately prior to the Closing date. The sum of such value and the Indebtedness of the Company assumed by the Purchaser on the Closing Date is the “Purchase Price.”

(b)          Warrants. On the terms and subject to the conditions set forth herein, in consideration of the Units being sold hereunder, Purchaser shall issue to the Selling Unit Holders warrants to purchase a total of 1,600,000 shares of the restricted common stock of the Purchaser in the form attached hereto as Exhibit B (the “Warrants”), which shall be issued to the Selling Security Holders pro rata based on a ratio determined by dividing the number of Units held by each Selling Unit Holder by the total number of Units owned by all Selling Unit Holders.

(c)          Indebtedness. At least three Business Days prior to the Closing, the Company shall deliver to Purchaser a statement setting forth the items of Indebtedness as of the Closing Date.

(d)          Transaction Expenses. At least three Business Days prior to the Closing, the Company shall deliver to Purchaser a statement setting forth the Company’s good faith estimate of Transaction Expenses as of the Closing Date (“Estimated Transaction Expenses”). The statement shall include a list by payee of such Transaction Expenses to be paid by the Company at Closing and the Company shall pay, or cause to be paid, at the Closing all of such Transaction Expenses.

1.3           Closing. The closing of the sale of the Units to the Purchaser (the “Closing”) shall take place at the offices of Parsons Behle & Latimer located at 201 S. Main Street, Suite 1800, Salt Lake City, UT 84111, at 10:00 a.m. Mountain Time, or by electronic exchange of documents, on a date to be designated by the Purchaser, which shall be no later than the fifth Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article 7 and Article 8 or at such time and date as the parties may designate. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.” All transactions occurring at the Closing shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed and no document or certificate shall be deemed to have been delivered until all transactions are completed and all documents delivered, unless duly waived in accordance with this Agreement. Unless otherwise indicated, all documents and certificates shall be dated on or as of the Closing Date.

1.4           Purchase Price Allocation. The Parties agree to allocate the Purchase Price for US tax purposes in accordance with Exhibit C attached hereto. The Parties shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation. Further, the Parties agree the purchase and sale of the Units as provided herein will be reported for federal Income Tax purposes in accordance with IRS Revenue Ruling 99-6(a) as (a) a sale of partnership interests by the Selling Unit Holders with respect to the sale of Units to Purchaser, and (b) as a purchase by Purchaser of all the assets of the Company. None of the parties shall take any position (whether on any Tax Returns, in any Tax proceeding, or otherwise) that is inconsistent with this Section 1.4 unless required to do so by applicable Legal Requirement.

Article 2

Representations and Warranties Relating to the Company

Except as set forth in the Schedules to this Agreement delivered prior to Closing, the Company and each of the Selling Unit Holders, jointly and severally, represent and warrant to Purchaser, to and for the benefit of the Purchaser, as follows:

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2.1          Due Organization; Subsidiaries; Etc.

(a)          Organization. The Company has been duly organized, and is validly existing and in good standing), under the laws of the State of California. The Company has full power and authority: (i) to conduct its business in the manner in which its business is currently being conducted and is presently proposed to be conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used and are presently proposed to be owned and used; and (iii) to perform its obligations under all Contracts to which it is a party or by which it is bound.

(b)          Qualification. The Company is qualified, licensed or admitted to do business as a foreign corporation, and is in good standing (to the extent that the applicable jurisdiction recognizes the concept of good standing), under the laws of all jurisdictions where the property owned, leased or operated by it or the nature of its business requires such qualification, license or admission and where the failure to be so qualified, licensed or admitted would have a Material Adverse Effect.

(c)          Subsidiaries. The Company has no Subsidiaries.

(d)          No Power of Attorney. The Company has not granted to any Person any power of attorney in respect of it or any of its assets.

(e)          No Dissolution. Neither the Company nor any of the Selling Unit Holders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the Company or the winding up or cessation of its business or affairs.

2.2          Charter Documents; Records. The Company has delivered to the Purchaser accurate and complete copies of: (a) its articles of organization and operating agreement, including all amendments thereto (the “Charter Documents”); and (b) the written consents of the members of the Company since its formation. There has been no violation of any of the provisions of the Charter Documents, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company’s members or managers. The books of account and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices and all applicable Legal Requirements.

2.3          Capitalization.

(a)          Outstanding Securities. The authorized Units of the Company consists of 20,000,000 units of membership interest, all of the same class. As of the Closing Date none of such Units will be subject to any repurchase option, forfeiture provision or restriction on transfer (other than restrictions on transfer imposed by virtue of applicable federal and state securities laws).

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(b)          No Other Securities. There is no: (i) outstanding subscription, option, call, convertible note, warrant or right (whether or not currently exercisable) to acquire any Company Units or other securities of the Company or any derivative of any of the foregoing; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any Company Units (or cash based on the value of such Units) or other securities of the Company or any derivative of any of the foregoing; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any Company Units or any other securities, including any promise or commitment to grant any securities of the Company to an employee of or other service provider to the Company; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any Company Units or other securities of the Company.

2.4          Financial Statements and Related Information.

(a)          Delivery of Financial Statements. Included in Schedule 2.4(a) to this Agreement are true and complete copies of the unaudited consolidated balance sheet of the Company as of the end of the fiscal year on December 31, 2017, and the related unaudited consolidated statements of operations and members’ equity and cash flows for the fiscal years ended December 31, 2017 and 2016, including the notes thereto (collectively, the “Company Financial Statements”).

(b)          Fair Presentation. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved. The Company Financial Statements are based on the books and records of the Company, are complete and accurate in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby.

2.5          Liabilities.

(a)          No Liabilities. The Company does not have any Liabilities except for: (i) Liabilities identified as such in the “liabilities” column of the balance sheet included Company Financial Statements; (ii) accounts payable or accrued salaries that have been incurred by the Company since December 31, 2017, in the ordinary course of business and consistent with the Company’s past practices; and (iii) the Liabilities identified in Schedule 2.5 to this Agreement. The Company has not guaranteed or otherwise agreed to cause, insure or become liable for, or pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person.

(b)          Accounts Payable. Schedule 2.5 to this Agreement provides an accurate and complete breakdown and aging of: (i) all accounts payable of the Company as of December 31, 2017; and (ii) all notes payable of the Company and all other indebtedness of the Company for borrowed money as of December 31, 2017.

2.6          Absence of Changes. Except as set forth in Schedule 2.6 to this Agreement, since December 31, 2017:

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(a)          to Company’s knowledge there has not occurred any Material Adverse Effect or any event, occurrence or development that could reasonably be expected to have a Material Adverse Effect;

(b)          to Company’s knowledge there has not been any material loss, damage or destruction to, or any unplanned interruption in the use of, any of the assets of the Company (whether or not covered by insurance);

(c)          the Company has not declared, accrued, set aside or paid any distribution in respect of any Units, and the Company has not repurchased, redeemed or otherwise reacquired any of its Units;

(d)          the Company has not sold, issued, granted or authorized the sale, issuance or grant of: (i) any Units or other security or derivative thereof; or (ii) any option, call, warrant or right to acquire any Units or other security or any derivative of any of the foregoing;

(e)          the Company has not: (i) acquired, leased or licensed any right or other asset from any other Person outside of the ordinary course of business; (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person outside of the ordinary course of business; or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices of the Company;

(f)          the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for Permitted Liens;

(g)          the Company has not: (i) lent money to any Person (other than pursuant to routine and reasonable travel advances made to current employees of the Company in the ordinary course of business); or (ii) incurred or guaranteed any indebtedness for borrowed money;

(h)          the Company has not commenced or settled any Legal Proceeding;

(i)          the Company has not transferred, assigned or granted of any license or sublicense of any material rights under or with respect to any Company Intellectual Property Rights;

(j)          the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices that could reasonably be expected to have a Material Adverse Effect on Purchaser or the business; and

(k)          the Company has not agreed or committed to take any of the actions referred to in clauses “(c)” through “(j)” above.

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2.7           Title to Assets. The Company has good and valid title to, all assets purported to be owned by it, including: (i) all assets reflected on the balance sheet included in the Company Financial Statements; and (ii) all other assets reflected in the books and records of the Company as being owned by the Company, including all contract rights. All of said assets are owned free and clear of any liens or other Encumbrances, except for Permitted Liens.

2.8           Real Property. The Company does not own (or purport to own) or has ever owned (or purported to own) any real property.

2.9           Intellectual Property.

(a)          Products. Schedule 2.9(a) to this Agreement accurately identifies each Company Product currently being manufactured, marketed, distributed, licensed, or sold by the Company and each Company Product that has been discontinued in the past 12 months.

(b)          Registered IP. Schedule 2.9(b) to this Agreement accurately identifies: each item of Registered IP in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise), in each case listing: (i) the name of the applicant/registrant, inventor/author and current owner; (ii) the jurisdiction in which such item of Registered IP has been registered or filed; (iii) the applicable registration or serial number; (iv) the filing date, and issuance/registration/grant date; and (v) a brief description of the prosecution status thereof. The Company has delivered to Purchaser complete and accurate copies of all applications, correspondence with any Governmental Body and other material documents related to each such item of Registered IP filed or received by the Company or its counsel.

(c)          Inbound Licenses. Schedule 2.9(c) to this Agreement accurately identifies: (i) each Contract pursuant to which any Company IP is or has been licensed, sold, assigned or otherwise conveyed or provided to the Company (other than: (A) agreements between the Company and Company Employees in the Company’s standard form for assignment of Technology and Intellectual Property Rights; and (B) agreements for commercially available software with an average cost of not more than $15,000 for a perpetual license for a single user or work station (or $50,000 in the aggregate for all users and work stations) that is used by the Company; and (ii) whether the licenses or rights granted to the Company in each such Contract are exclusive or non-exclusive (such Contracts, “Company In-Licenses”).

(d)          Outbound Licenses. Schedule 2.9(c) to this Agreement accurately identifies each Contract, other than pursuant to the Company’s standard form of customer contract, pursuant to which any Person has been granted any ongoing license under, or otherwise has received or acquired any right (whether currently exercisable or exercisable in the future and including a right to receive a license) or interest in, any Company IP or pursuant to which any Person has been granted rights to any Company Product (such Contracts, “Company Out-Licenses”).

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(e)          Company IP. The Company is not bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, license, transfer, assert or enforce any Company IP anywhere in the world.

(f)          Ownership Free and Clear. The Company exclusively owns all right, title and interest to and in the Company IP free and clear of any Encumbrances. Without limiting the generality of the foregoing:

(i)          all documents and instruments necessary to establish and maintain the rights of the Company in the Company IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body.

(ii)         each Person (including each Company Employee) who was or is involved in the creation or development of any Company IP, including without limitation any localization, customization, translation, or other modifications to any Company Product or any Company IP, has signed a written Contract containing: (1) an irrevocable, complete and unrestricted assignment of Intellectual Property Rights pertaining to such Company IP to the Company and (2) confidentiality provisions protecting the Company’s confidential information, including the Company IP;

(iii)        no funding, facilities or personnel of any Governmental Body or college, university or other education institution were used, directly or indirectly, to develop or create, in whole or in part, any Company Product or any Company IP;

(iv)        the Company has taken all commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information pertaining to the Company; and

(v)         the Company owns or otherwise has, and immediately after the Closing the Company will continue to have, all Intellectual Property Rights needed to conduct the business of the Company as currently conducted.

(g)          Valid and Enforceable. All Company IP that is necessary to the business of the Company as currently operated is valid, subsisting and enforceable. Without limiting the generality of the foregoing:

(i)          To the Company’s Knowledge no trademark or trade name owned, used or applied for by the Company conflicts or interferes with any trademark or trade name owned, used or applied for by any other Person, and the Company has taken reasonable steps to police the use of its trademarks by third parties;

(ii)         To Company’s knowledge with respect to each item of Company IP that is Registered IP: (1) all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed with the relevant patent, copyright, trademark, domain registrars or other Governmental Bodies for purposes of maintaining such Registered IP; (2) is currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use), and (3) is not subject to any unpaid maintenance fees or taxes;

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(iii)        No interference, opposition, reissue, reexamination or other Legal Proceeding is or has been pending or (to the Company’s Knowledge) threatened, in which the scope, validity or enforceability of any Company IP is being, has been, or could reasonably be expected to be contested or challenged;

(iv)        The Company has no Knowledge of any basis for a claim that any Company IP is invalid or unenforceable; and

(v)         The Company is not subject to any order, writ, injunction, judgment or decree of any Governmental Body that restricts or impairs the use, transfer or licensing of any Company IP or other Intellectual Property Rights.

(h)          No Third Party Infringement of Company IP. To the Company’s Knowledge no Person has infringed, misappropriated or otherwise violated, or disputed the Company’s rights to any Company IP and no Person is currently infringing, misappropriating or otherwise violating, or disputing the Company’s rights to any Company IP.

(i)          Effects of This Transaction. Neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Company IP or any other Technology or Intellectual Property Rights incorporated into or used in the development, testing, distribution, provision, maintenance or support of any Company Product; (ii) a breach of or default under any Company Contract relating to any Company IP incorporated into or used in the development, testing, marketing, distribution, provision, maintenance or support of any Company Product; (iii) a payment or increased royalty or an obligation to offer any discount or be bound by any “most favored pricing” terms under any Company Contract relating to any Company IP incorporated into or used in the development, testing, marketing, distribution, provision, maintenance or support of any Company Product; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest in, under, or with respect to any of the Company IP.

(j)          No Infringement of Third Party IP Rights. The operation of the business of the Company, including the use, development, marketing, distribution, provision, maintenance, and support of any Company Product does not and will not infringe, violate or make unlawful use of any Intellectual Property Right of, or contain any Technology or Intellectual Property Right misappropriated from, any other Person. Without limiting the generality of the foregoing:

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(i)          No infringement, misappropriation or similar Legal Proceeding is pending and the Company has not received any written notice or communication threatening any such Legal Proceeding against the Company, or disputing the Company’s rights to any Company IP, or against any other Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such Legal Proceeding;

(ii)         The Company has never received any written notice relating to any actual, alleged or suspected infringement, misappropriation or violation by the Company, any Company Employee or agents of the Company of any Intellectual Property Rights of another Person, or relating to any dispute relating to the Company’s rights to any Company IP including any letter or other written communication suggesting or offering that the Company obtain a license to any Intellectual Property Right of another Person;

(iii)        The Company is not bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential intellectual property infringement, misappropriation or similar claim or any dispute of the Company’s rights to any Company IP.

2.10         Contracts.

(a)          Delivery of Contracts. The Company has delivered or made available to the Purchaser accurate and complete copies of all written contracts to which the Company is a party, including all amendments thereto (the “Company Contracts”). Each Company Contract is valid and in full force and effect, and is enforceable by the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)          No Breach. To Company’s knowledge the Company has not violated or breached, or committed any default under, any material term or provision of any Company Contract (including without limitation with respect to any obligation by the Company to include certain provisions or otherwise pass-through certain terms in any of the Company Contracts), which remains uncured, and to the Company’s Knowledge no other Person has violated or breached, or committed any default under, any material term or provision of any Company Contract which remains uncured. To the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to: (A) result in a violation or breach of any of the material provisions of any Company Contract; (B) give any Person the right to declare a default or exercise any remedy under any Company Contract; (C) give any Person the right to accelerate the maturity or performance of any Company Contract; or (D) give any Person the right to cancel, terminate or modify any Company Contract; (iii) the Company has not received any written notice regarding any alleged violation or breach of, or default under, any material term or provision of any Company Contract; and (iv) the Company has not waived any of its material rights under any Company Contract.

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2.11         Compliance with Legal Requirements. To Company’s knowledge the Company is, and has at all times been, in compliance in all material respects with each Legal Requirement that is applicable to it or to the conduct of its business, the ownership or use of its assets, or the manufacture of the Company Products. To Company’s knowledge no event has occurred, and no condition or circumstance exists, that could reasonably be expected to (with or without notice or lapse of time) constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement. The Company has not received any notice or other communication from any Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement.

2.12         Governmental Authorizations. Schedule 2.12 to this Agreement identifies each Governmental Authorization held by the Company, and the Company has delivered to the Purchaser accurate and complete copies of all Governmental Authorizations identified in Schedule 2.12 to this Agreement. The Governmental Authorizations identified in Schedule 2.12 to this Agreement are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted. To Company’s knowledge the Company is, and has at all times been, in compliance in all material respects with the terms and requirements of the respective Governmental Authorizations identified in Schedule 2.12 to this Agreement. The Company has not received any written notice or other communication from any Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

2.13         Tax Matters.

(a)          Tax Returns and Payments. All Tax Returns required to be filed on or before the Closing Date by the Company (the “Company Returns”) have been, or will be, timely filed. Such Company Returns are, or will be, true, correct, and complete in all respects and prepared in compliance with all applicable laws and regulations. All Taxes due and owing by the Company (whether or not shown on any Tax Return of the Company) have been, or will be, timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company that are currently in effect. The Company has delivered to the Purchaser accurate and complete copies of federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

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(b)          Audits; Claims. No Company Return has ever been examined or audited by any Governmental Body. The Company has not received from any Governmental Body any: (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed Tax adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company. No extension or waiver of the limitation period applicable to any Tax Returns has been granted by or requested from the Company (other than normal extensions to filing deadlines). No claim or Legal Proceeding is pending or to Company’s knowledge threatened against the Company in respect of any Tax. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(c)          Withholding. The Company has, for all periods, duly withheld and timely paid to the applicable taxing authorities all amounts required to have been withheld (including from salaries, proceeds of disposition, wages and other amounts paid or owing), collected and paid and has complied with all requirements under Law with respect to such Tax withholdings and collections, including information reporting and record maintenance requirements.

(d)          Sales Taxes. With respect to each sales Tax exemption claimed or otherwise relied upon by the Company, the Company has timely filed and properly collected and maintained all resale certificates, exemption certificates and other documentation required to qualify for such exemption from the collection of sales Taxes imposed on or due from the Company.

2.14         Environmental Matters.

(a)          To the Company’s knowledge the Company is currently and has been in compliance with all Environmental Laws and has not, and the Company has not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date

(b)          To the Company’s knowledge the Company has obtained and is in material compliance with all Environmental Permits necessary for the ownership, lease, operation or use of the business or assets of the Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Company through the Closing Date in accordance with Environmental Law, and the Company is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried out. With respect to any such Environmental Permits, the Company has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and the Company is not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, nor have they received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c)          The Company has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

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(d)          The Company is not aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company as currently carried out.

2.15         Insurance. Schedule 2.15 to this Agreement identifies each insurance policy maintained by, at the expense of or for the benefit of the Company as of the date of this Agreement (collectively, the “Insurance Policies”) and identifies any material claims made thereunder as of the date of this Agreement, other than claims that have been paid in full by the insurance provider. The Company has delivered or made available to the Purchaser accurate and complete copies of the Insurance Policies. Each of the Insurance Policies is in full force and effect and all product liability Insurance Policies are occurrence based policies. The Company has not received any written notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any Insurance Policy; (ii) refusal of any coverage or rejection of any claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy (other than typical annual increases). The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

2.16         Related Party Transactions. No Related Party has, and no Related Party has had at any time since the inception of the Company, any interest in any material asset used in or otherwise relating to the business of the Company, except for the Related Party’s indirect interest therein as the owner of Company Units. No Related Party is, or has been, indebted to the Company (other than for advances for ordinary travel and other business expenses) No Related Party has entered into, or has had any financial interest in, any material Contract, transaction or business dealing or involving the Company No Related Party is competing, or has at any time competed, with the Company. No Related Party has any claim or right against the Company (other than rights to receive compensation for services performed as an employee of the Company or other rights arising in the ordinary course of employment). No assets of a Related Party are used in conducting the business of the Company or pledge to secure the obligations of the Company.

2.17         Legal Proceedings; Orders.

(a)          Legal Proceedings. There is no existing, pending or threatened Legal Proceeding. No event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. No Legal Proceeding or claims for equitable relief have ever been commenced by, and no Legal Proceeding or claims for equitable relief have ever been pending against, the Company.

(b)          Orders. There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. No officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company’s business.

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2.18         Corporate Authority. The Company has all requisite limited liability company power and authority to enter into and to perform its obligations under this Agreement and under each other Transactional Agreement to which the Company is or will be a party; and the execution, delivery and performance by the Company of this Agreement and of each such other Transactional Agreement have been duly authorized by all necessary action on the part of the Company and its Members. This Agreement and each other Transactional Agreement to which the Company is a party constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by: (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Legal Requirements affecting the enforcement of creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies (whether considered at law or in equity).

2.19         Non-Contravention; Consents. Neither: (1) the execution, delivery or performance of this Agreement or any of the other Transactional Agreements by the Company; nor (2) the consummation of the Transactions, will (with or without notice or lapse of time):

(a)          contravene, conflict with or result in a violation of: (i) any of the provisions of any Charter Documents of the Company; or (ii) any resolution adopted by the members or managers of the Company;

(b)          contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company or any of the assets owned or used by the Company, is subject;

(c)          contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company’s business or to any of the assets owned or used by the Company;

(d)          contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Company Contract; (ii) accelerate the maturity or performance of any such Company Contract; or (iii) cancel, terminate or modify or trigger any change of control or other rights adverse to the Company, any such Company Contract; or

(e)          result in the imposition or creation of any lien or other Encumbrance upon any asset owned or used by the Company, except for Permitted Liens.

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The Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body or any counterparty to a Company Contract in connection with: (x) the execution, delivery or performance of this Agreement or any of the other Transactional Agreements; or (y) the consummation of the Transactions.

2.20         Brokers. No broker, finder or investment banker is entitled to any brokerage, finder or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

2.21         Products Liability; Product Returns; Warranty.

(a)          To the Company’s knowledge the Company does not have any material liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any Company Product (any claim for any such injury, a “Product Liability Claim”). No Company Product sold, delivered or distributed by, or on behalf of, the Company since inception in February 2017, is currently subject to any recall or post-sale warning by the Company. At all times since inception in February 2017 the Company has maintained in effect insurance covering Product Liability Claims with commercially reasonable coverage levels in light of the Company Products sold, and the policies providing insurance coverage for Product Liability Claims will provide continued commercially reasonable coverage following the Closing.

(b)          Schedule 2.21(b) to this Agreement contains a true and complete copy of the Seller’s standard warranty or warranties for Company Products. All Company Products manufactured, sold, or delivered by the Company with respect to which the Company’s standard warranty or warranties have not yet expired, were sold in conformity with such warranties in all material respects. All Company Products are manufactured and have been historically manufactured in compliance with all Legal Requirements and certifications.

(c)          There are no facts of circumstances relating to the Company that would reasonably be expected to result in (i) the recall, market withdrawal or replacement of any Company Product sold or intended to be sold by the Company, (ii) a change in the marketing classification or a change in the labelling of any such Company Products, or (iii) a termination or suspension of the marketing of such Company Products.

2.22         Anti-Corruption. Neither the Company nor any of its officers, directors, agents, employees or other Person associated with or acting on its behalf have, directly or indirectly, taken any action that would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, the United Kingdom Bribery Act of 2010, or any other applicable anti-corruption or anti-bribery laws, or any rules or regulations thereunder, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly.

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2.23         Full Disclosure. No representation or warranty in this Article 2 and no statement contained in the Schedules contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Article 3

Representations and Warranties Relating to the Selling Unit Holders

Each Selling Unit Holder represents and warrants to Purchaser, severally and not jointly, except as set forth in the Schedules to this Agreement, as follows:

3.1           Ownership. There are two Selling Unit Holders of the Company and such Selling Unit Holder is the direct and beneficial owner of 10,000,000 Units. Such Selling Unit Holder has no right or claim to acquire Units or other interest in any Company Units held by the other Selling Unit Holder, or from the Company with respect to any authorized and unissued Company Units. Such Selling Unit Holder has, and the Purchaser will acquire at the Closing, good and valid title to the Units held by such Selling Unit Holder, free and clear of any Encumbrances. Such Selling Unit Holder has good and valid title to the Units held by such Selling Unit Holder, free and clear of any Encumbrances.

3.2           Selling Unit Holder Authority; Binding Nature. Such Selling Unit Holder has the requisite power and capacity to enter into and to perform such Selling Unit Holder’s obligations under this Agreement and under each other Transactional Agreement to which such Selling Unit Holder is a party. This Agreement and each other Transactional Agreement to which such Selling Unit Holder is a party constitutes the legal, valid and binding obligation of such Selling Unit Holder, enforceable against such Selling Unit Holder in accordance with its terms, except as may be limited by: (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Legal Requirements affecting the enforcement of creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies (whether considered at law or in equity).

3.3           Capacity. Such Selling Unit Holder has the capacity and financial capability to comply with and perform all of such Selling Unit Holder’s covenants and obligations under each of the Transactional Agreements to which such Selling Unit Holder is or may become a party.

3.4           Ability to Perform. Such Selling Unit Holder:

(a)          Has not, at any time (A) made a general assignment for the benefit of creditors, (B) filed, or had filed against such Selling Unit Holder, any bankruptcy petition or similar filing, (C) suffered the attachment or other judicial seizure of all or a substantial portion of such Selling Unit Holder’s assets, (D) admitted in writing such Selling Unit Holder’s inability to pay such Selling Unit Holder’s debts as they become due, or (E) taken or been the subject of any action that may have an adverse effect on such Selling Unit Holder’s ability to comply with or perform any of such Selling Unit Holder’s covenants or obligations under any of the Transactional Agreements; or

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(b)          Is not subject to any Order that may have an adverse effect on such Selling Unit Holder’s ability to comply with or perform any of such Selling Unit Holder’s covenants or obligations under any of the Transactional Agreements.

3.5           No Legal Proceedings. To the Company’s knowledge there is no Legal Proceeding pending, and no Person has threatened in writing to such Selling Unit Holder to commence any Legal Proceeding, that may have an adverse effect on the ability of such Selling Unit Holder to comply with or perform any of such Selling Unit Holder’s covenants or obligations under any of the Transactional Agreements. No event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Legal Proceeding.

3.6           Investment Purpose. Such Selling Unit Holder is acquiring the Purchase Shares and Warrant solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Such Selling Unit Holder acknowledges that the Purchase Shares and Warrant (including securities underlying the Warrant) are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Purchase Shares and Warrant may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Such Selling Unit Holder has received (or will receive prior to Closing) and reviewed the Purchaser’s: (a) annual report on Form 10-K for the year ended December 31, 2016; (b) quarterly reports on Form 10-Q for the periods ended March 31, June 30, and September 30, 2017; and (c) current reports on Form 8-K filed on October 24, 2017 (January ___, 2018), November 10, 2017, and January 4, 2018. Such Selling Unit Holder has been furnished by the Purchaser with all information regarding the Purchaser that such Selling Unit Holder has requested or desired to know, has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of the Purchaser concerning the Purchaser, the Transactions, and all Transactional Agreements, and has received any additional information that such Selling Unit Holder has requested.

3.7           Brokers. No broker, finder or investment banker is entitled to any brokerage, finder or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of such Selling Security Holder.

Article 4

Representations and Warranties of Purchaser

The Purchaser represents and warrants to the Selling Unit Holders as follows:

4.1           Due Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada and has full power and authority (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Transactional Agreements to which it is a party or by which it is bound.

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4.2           Non-Contravention; Consents.

(a)          Non-Contravention. Neither: (i) the execution, delivery or performance of this Agreement or any of the other Transactional Agreements; nor (ii) the consummation of the Transactions, will contravene, conflict with or result in a violation of: (A) any of the provisions of the articles of incorporation or bylaws, including all amendments thereto, of the Purchaser; (B) any resolution adopted by the board of directors or any committee of the board of directors of the Purchaser; or (C) any provision of any material contract to which the Purchaser is bound, which will not be cured by notice by the Purchaser.

(b)          Consents. Except for any applicable filings required to be made by the Purchaser, notices required to be given by the Purchaser or Consents required to be obtained by the Purchaser, in each case from any lender with respect to the Purchaser’s outstanding credit facilities or any Governmental Body in connection with the Transactions, the Purchaser will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (i) the execution, delivery or performance of this Agreement or any of the other Transactional Agreements; or (ii) the consummation of the Transactions.

4.3           Authority; Binding Nature of Agreement. The Purchaser has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and under each other Transactional Agreement to which the Purchaser is a party; and the execution, delivery and performance by the Purchaser of this Agreement and of each other Transactional Agreement have been duly authorized by all necessary action on the part of the Purchaser and its board of directors. No vote of the Purchaser’s stockholders is needed to approve the Transactions. This Agreement and each other Transactional Agreement to which the Purchaser is a party constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as they may be limited by: (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Legal Requirements affecting the enforcement of creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies (whether considered at law or in equity).

4.4           Legal Proceedings. There is no pending Legal Proceeding and, to the knowledge of the Purchaser, no Person has threatened to commence any Legal Proceeding, that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions.

4.5           Brokers. No broker, finder or investment banker is entitled to any brokerage, finder or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Purchaser.

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4.6           Investment Purpose. The Purchaser is acquiring the Units solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. The Purchaser acknowledges that the Units are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Units may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Article 5

Certain Covenants of the Company and the Selling Unit Holders

5.1           Access and Investigation. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Article 9 or the Closing (the “Pre-Closing Period”), the Company shall, and shall cause its Representatives to: (a) provide the Purchaser and the Purchaser’s Representatives with reasonable access during normal business hours to the Company’s Representatives, personnel, and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; (b) provide the Purchaser and the Purchaser’s Representatives with copies of such existing books, records, Tax Returns, work papers, and other documents and information relating to the Company, and with such additional financial, operating, and other data and information regarding the Company, as the Purchaser may reasonably request, and the Selling Unit Holders shall ensure that the Company complies with the foregoing; and (c) cause the Company’s managers to report regularly to the Purchaser, upon the Purchaser’s request, concerning the status of the business of the Company; provided, however, that (x) such access does not unreasonably disrupt the normal operations of the Company and (y) the Company is under no obligation to disclose to the Purchaser or the Purchaser’s Representatives any information the disclosure of which is subject to attorney-client privilege. During the Pre-Closing Period, the Purchaser may make inquiries of Persons having business relationships with the Company (including suppliers, licensors, distributors and customers), subject to the prior approval of the Company, not to be unreasonably withheld or delayed, and the Company timely arranging the Purchaser’s contact with such Persons.

5.2           Operation of the Business of Company. During the Pre-Closing Period, the Company and each Selling Unit Holder (with respect to himself, herself or itself only) shall ensure that:

(a)          none of the Selling Unit Holders directly or indirectly sells or otherwise transfers, or offers, agrees or commits (in writing or otherwise) to sell or otherwise transfer, any of the Units or any interest in or right relating to any of the Units;

(b)          none of the Selling Unit Holders permits, and none of the Selling Unit Holders offers, agrees, or commits (in writing or otherwise) to permit, any of the Units to become subject, directly or indirectly, to any Encumbrance;

(c)          the Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

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(d)          the Company shall use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees, and maintain its relations and good will with all suppliers, customers, sale representatives, distributors, resellers, channel partners, landlords, creditors, employees, and other Persons having business relationships with the Company;

(e)          the Company shall not cancel any of its insurance policies identified in Schedule 2.15 to this Agreement;

(f)          the Company shall not declare, accrue, set aside or pay any distribution in respect of any Company Units, or repurchase, redeem, or otherwise reacquire any Company Units;

(g)          the Company shall not sell, issue, or authorize the issuance of: (i) any Company Units or other security; (ii) any option or right to acquire any Units or other security; or (iii) any instrument convertible into or exchangeable for any Units or other security;

(h)          the Company shall not amend or permit the adoption of any amendment to the Company’s Charter Documents, or effect any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(i)          the Company shall not form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(j)          the Company shall not make any capital expenditure, except for capital expenditures made in the ordinary course of business not to exceed $2,500 in the aggregate;

(k)          the Company shall not: (i) lend money to any Person (except that the Company may make routine advances for travel and other business expenses and payroll advances to current employees of the Company in the ordinary course of business consistent with past practices); or (ii) incur or guarantee any material indebtedness;

(l)          the Company shall not commence or settle any Legal Proceeding;

(m)          the Company shall not accelerate or delay the collection of any accounts receivable or delay or accelerate the payment of any accounts payable outside of the ordinary course of business; and

(n)          except as otherwise specifically permitted by this Section 5.2, the Company shall not enter into any Company Contract providing for payments in excess of $2,500 that would be considered a Company Contract pursuant to this Agreement without the prior written consent of Purchaser;

(o)          the Company shall not agree or commit to take any of the actions described in clauses “(f)” through “(n)” above.

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5.3           Schedules. The Schedules referred to herein shall be construed with and as an integral part of this Agreement, to the same extent as if they were set forth verbatim herein. Information set forth in the Schedules specifically refers to the article and section of this Agreement to which such information is responsive; provided, that, disclosure of an item in response to one section of this Agreement shall constitute disclosure and response to any other section of this Agreement to which its application is reasonably apparent, notwithstanding the fact that no express cross-reference is made. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing right, but not the obligation, until the Closing to supplement or amend promptly the Schedules hereto with respect to any matter (other than due to the breach of a covenant hereunder) hereafter arising which, if existing at the date of this Agreement, would have been required to be set forth or described in the Schedules.

5.4           No Negotiation. During the Pre-Closing Period, the Company and the Selling Unit Holders shall not, and neither the Company nor any of the Selling Unit Holders shall authorize or permit the Company or any Representative of the Company to: (a) solicit, initiate, facilitate or encourage the initiation or submission of any expression of interest, inquiry, proposal or offer from any Person (other than the Purchaser) or commence in conducting ongoing negotiations with any Person relating to a possible Acquisition Transaction; (b) participate in any discussions or negotiations or enter into any agreement, understanding or arrangement with, or provide any non-public information to, any Person (other than the Purchaser or its Representatives) relating to or in connection with a possible Acquisition Transaction; or (c) entertain or accept any proposal or offer from any Person (other than the Purchaser) relating to a possible Acquisition Transaction. The Company and the Selling Unit Holders shall promptly (and in any event within 24 hours of receipt thereof) notify the Purchaser in writing of any offer relating to a possible Acquisition Transaction that is received by the Company during the Pre-Closing Period (including, the identity of the Person making or submitting such offer).

Article 6

Certain Covenants of the Parties

6.1           Filings and Consents.

(a)          Filings. Each party shall use commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Transactions, and to submit promptly any additional information requested by any such Governmental Body. The Purchaser and the Company each shall promptly supply the other with any information that may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) this Section 6.1(a). Except where prohibited by applicable Legal Requirements or any Governmental Body, the Company shall: (i) cooperate with the Purchaser with respect to any filings with any Governmental Body made by the Purchaser in connection with the Transactions; (ii) permit the Purchaser to review (and consider in good faith the views of the Purchaser in connection with) any documents before submitting such documents to any Governmental Body in connection with the Transactions; and (iii) promptly provide the Purchaser with copies of all filings, notices and other documents (and a summary of any oral presentations) made or submitted by the Company with or to any Governmental Body in connection with the Transactions. Except where prohibited by applicable Legal Requirements or any Governmental Body, the Purchaser shall: (i) cooperate with the Company, and the Selling Unit Holders with respect to any filings with any Governmental Body made by the Company and/or the Selling Unit Holders in connection with the Transactions; (ii) provide the Company and the Selling Unit Holders a reasonable opportunity to review (and consider in good faith any comments of the Company and the Selling Unit Holders in connection with) any documents before submitting such documents to any Governmental Body in connection with the Transactions; and (iii) promptly provide the Company and the Selling Unit Holders with copies of all filings, notices and other documents (and a summary of any oral presentations) made or submitted by the Purchaser with or to any Governmental Body in connection with the Transactions.

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(b)          Efforts. Subject to Section 6.1(c), the Purchaser, the Company and the Selling Unit Holder shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Transactions. Without limiting the generality of the foregoing, but subject to Section 6.1(c), each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Transactions; and (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Transactions.

(c)          Limitations. Notwithstanding anything to the contrary contained in Section 6.1(b) or elsewhere in this Agreement, the Purchaser shall not have any obligation under this Agreement: (i) to divest or agree to divest (or cause any of its Subsidiaries or the Company to divest or agree to divest) any of its respective businesses, product lines or assets, or to take or agree to take (or cause any of its Subsidiaries or the Company to take or agree to take) any other action or to agree (or cause any of its Subsidiaries or the Company to agree) to any limitation or restriction on any of its respective businesses, product lines, or assets; or (ii) to contest any Legal Proceeding relating to the Transactions.

6.2           Confidentiality.

(a)          After the Closing Date, the Selling Unit Holders shall, and shall cause their Affiliates to, maintain in strict confidence all non-public or confidential information relating to the business of the Company and not disclose to any Person (other than their Affiliates, employees, attorneys, accountants and advisors); provided, that such restrictions shall not apply to (i) any information that becomes publicly available after the Closing Date through no fault of the Selling Unit Holders or any of their Affiliates, (ii) any information which is received by Selling Unit Holders or any of their Affiliates from a third party (provided such third party is not known by Selling Unit Holders to be bound by an obligation of secrecy), or (iii) any disclosure required by any Legal Requirement or any Governmental Body, in which case the party required to make the disclosure shall give prompt notice of the required disclosure to the other Parties in order to allow the other Parties the opportunity to comment on such disclosure and/or seek a protective order or other appropriate relief in advance of such disclosure.

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(b)          After the Closing Date, Purchaser shall, and shall cause its Affiliates to, maintain in strict confidence all non-public or confidential information relating to the Selling Unit Holders, that was obtained by Purchaser or any of its Affiliates in connection with this Agreement or the Transactional Agreements or the transactions contemplated hereby or thereby and not disclose to any Person (other than its employees, attorneys, accountants and advisors who need to know); provided, that such restrictions shall not apply to (i) any information that becomes publicly available after the date of disclosure by Selling Unit Holders to Purchaser through no fault of Purchaser or any of its Affiliates, (ii) any information which prior to disclosure by Selling Unit Holders to Purchaser was properly within the legitimate possession of Purchaser or any of its Affiliates, (iii) any information which is developed independently by Purchaser or any of its Affiliates through Persons who have not had, either directly or indirectly, access to or knowledge of such information, (iv) any information which is received by Purchaser or any of its Affiliates from a third party (provided such third party is not known by Purchaser to be bound by an obligation of secrecy) or (v) any disclosure required by any Legal Requirement or any Governmental Body, in which case the party required to make the disclosure shall give prompt notice of the required disclosure to the other Parties in order to allow the other Parties the opportunity to comment on such disclosure and/or seek a protective order or other appropriate relief in advance of such disclosure.

(c)          Notwithstanding the foregoing, the parties agree that (except as provided herein) the terms and conditions of this Agreement and the Transaction Agreements, and the other transactions contemplated hereby and thereby, shall not, for a period of five (5) years from the Closing Date, be disclosed to any other Person other than such party’s Representatives without the prior consent of the other parties, except to the extent that such disclosure is required by applicable Legal Requirements or reasonably necessary to enforce or enjoy the rights granted herein or therein, and in the case of a disclosure required by applicable Legal Requirements, the party required to make the disclosure shall give prompt notice of the required disclosure to the other Parties in order to allow the other Parties the opportunity to comment on such disclosure and/or seek a protective order or other appropriate relief in advance of such disclosure.

6.3           Tax Matters.

(a)          Tax Returns. The Selling Unit Holders shall prepare and timely file or cause to be prepared and timely filed (all at their cost and expense), in accordance with past practice of the Company, all Income Tax Returns required to be filed by or with respect to the Company on or after the Closing Date for a Pre-Closing Tax Period (other than a Straddle Period), and shall timely pay or cause to be timely paid all Taxes due in respect of such Income Tax Returns. Within five Business Days of filing, the Selling Unit Holders shall deliver to Purchaser a copy of each such Income Tax Return. Purchaser shall prepare and timely file or cause to be prepared and timely filed, in accordance with past practice of the Company (except as otherwise required by Legal Requirements, as reasonably determined by Purchaser), all other Tax Returns required to be filed by or with respect to the Company after the Closing Date for a Post-Closing Tax Period or Straddle Period. Purchaser shall deliver, or cause to be delivered, to the Selling Unit Holders, for their review and comment all such Tax Returns at least 10 days prior to the filing due date (taking into account extensions validly obtained), and shall consider in good faith all reasonable comments of the Selling Unit Holders.

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(b)          Post-Closing Access and Cooperation. The parties shall cooperate in good faith, and shall cause their respective Affiliates, officers, employees, agents and representatives to cooperate in good faith, as and to the extent reasonably requested by any other party, in connection with (i) the preparation and filing of all Tax Returns, amended Tax Returns or claims for refunds of Taxes relating to the Company, including the Income Tax Returns that report the Transactions and resulting gain to the Selling Unit Holders, (ii) the determination of the Selling Unit Holders, Purchaser, or their respective Affiliates, as the case may be, of any liability for any Taxes relating to the Company, and (c) any Tax Matter. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Tax Returns, Tax refunds, or Tax Matters and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each party shall provide to the others, within 10 Business Days of the receipt thereof, any Tax related communications and notices it receives that may impact the other party’s Tax liability or filing responsibilities. Each party shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters of the Company until the later of (A) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate or (B) six years following the due date (without extension) for such Tax Returns. Notwithstanding the foregoing, to the extent the Company has the Tax Returns, schedules and work papers, and all other material records and other documents related to Tax Matters of the Company, the Selling Unit Holders will be under no obligation to provide such records.

(c)          Ending Tax Year on Closing Date. The parties will, to the extent permitted by applicable Tax law, elect with the relevant Taxing Authority to end, and otherwise prepare and file all Tax Returns on a basis consistent with ending the tax year of the Company as of the close of business on the Closing Date.

Article 7

Conditions Precedent to Obligations of the Purchaser

The obligations of the Purchaser to purchase the Units and to take the other actions required to be taken by the Purchaser at the Closing are subject to the satisfaction (or waiver by the Purchaser), at or prior to the Closing, of each of the following conditions:

7.1           Accuracy of Representations. Each of the representations and warranties of Selling Unit Holders and the Company contained in this Agreement shall be true (determined for this purpose without giving effect to any materiality, Material Adverse Effect or similar qualifications contained therein) in each case at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties (except that any such representation or warranty expressly made as of a specified date shall only need to have been true on and as of such date), except for such failures to be true and correct that have not had, individually or in the aggregate, a Material Adverse Effect.

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7.2           Performance of Covenants. All of the covenants and obligations that the Company and the Selling Unit Holders are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3           Governmental and Other Consents.

(a)          Governmental Consents. All filings with and other Consents of any Governmental Body required to be made or obtained in connection with the Transactions shall have been made or obtained and shall be in full force and effect and any waiting period under any applicable antitrust or competition law, regulation or other Legal Requirement shall have expired or been terminated.

(b)          Other Consents. All Consents identified in Schedule 7.3(b) shall have been obtained and shall be in full force and effect.

7.4           No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any Material Adverse Effect and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would result in any Material Adverse Effect.

7.5           Agreements and Documents. The Purchaser shall have received the following agreements and documents, each of which shall be in full force and effect:

(a)          the employment agreements in substantially the form of Exhibits D-1 and D-2, which have been duly executed by the Persons that are a party thereto (the “Employment Agreements”);

(b)          certificates duly executed by the Selling Unit Holders and containing the representation and warranty of the Selling Unit Holders that the conditions set forth in Sections 7.1, 7.2, 7.3, 7.4, 7.6, 7.7, and 7.8 have been duly satisfied (the “Sellers Closing Certificate”); and

(c)          Assignments from the Selling Unit Holders in the form attached hereto as Exhibit E signed by the Selling Unit Holders assigning to Purchaser all of the issued and outstanding Company Units.

7.6           No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of any of the Transactions shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to any of the Transactions that makes consummation thereof illegal.

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7.7           No Legal Proceedings. No Governmental Body and no other Person shall have commenced or threatened to commence any Legal Proceeding: (a) challenging any of the Transactions or seeking the recovery of damages in connection with any of the Transactions; (b) seeking to prohibit or limit the exercise by the Purchaser of any material right pertaining to its ownership of the Company Units; (c) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions; or (d) seeking to compel the Company, the Purchaser or any Affiliate of the Purchaser to dispose of or hold separate any material assets as a result of any of the Transactions.

7.8           No Securities or Derivatives. Other than the Company Units held by the Purchaser following the Closing, following the Closing there shall be no: (a) outstanding subscription, option, call, convertible note, warrant or right (whether or not currently exercisable) to acquire any Company Units or other securities of the Company or any derivative of any of the foregoing; (b) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any Company Units or other securities of the Company or any derivative of any of the foregoing; or (c) contract under which the Company is or may become obligated to sell or otherwise issue any Company Units or any other securities, including any promise or commitment to grant securities of the Company to an employee of or other service provider to the Company.

Article 8

Conditions Precedent to Obligations of the Selling Unit Holders

The Selling Unit Holders’ obligation to sell the Units and to take the other actions required to be taken by the Selling Unit Holders at the Closing is subject to the Purchaser making the payments provided for in Section 1.2 of this Agreement and the satisfaction (or waiver), at or prior to the Closing, of each of the following conditions:

8.1           Accuracy of Representations. Each of the representations and warranties of Purchaser contained in this Agreement shall be true (determined for this purpose without giving effect to any materiality, Material Adverse Effect or similar qualifications contained therein) in each case at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties (except that any such representation or warranty expressly made as of a specified date shall only need to have been true on and as of such date), except for such failures to be true and correct that have not had, individually or in the aggregate, a Material Adverse Effect.

8.2           Performance of Covenants. All of the covenants and obligations that the Purchaser is required to comply with or to perform at or prior to the Closing shall have been complied with and performed, except for any such nonperformance or noncompliance that has not impaired or delayed the Purchaser’s ability to consummate the Transactions.

8.3           Documents. The Company and the Selling Unit Holders shall have received a certificate duly executed on behalf of the Purchaser by an officer of the Purchaser and containing the representation and warranty of the Purchaser that the conditions set forth in Sections 8.1, 8.2, 8.4 and 8.5 have been satisfied.

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8.4           No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the sale of the Units shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the sale of the Units that makes consummation thereof illegal.

8.5           No Legal Proceedings. No Governmental Body and no other Person shall have commenced or threatened to commence any Legal Proceeding identified in Section 7.7.

Article 9

Termination

9.1           Termination Events. This Agreement may be terminated prior to the Closing:

(a)          by the mutual written consent of the Purchaser, the Company and the Selling Unit Holders;

(b)          by the Purchaser if the Closing has not taken place on or before 5:00 p.m. (Mountain Time) on January 25, 2018;

(c)          by the Selling Unit Holders if the Closing has not taken place on or before 5:00 p.m. (Mountain Time) on January 25, 2018;

(d)          by either the Purchaser or all the Selling Unit Holders if: (i) a court of competent jurisdiction or other Governmental Body shall have issued a final and non-appealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the sale of the Units pursuant to this Agreement; or (ii) there shall be any Legal Requirement enacted, promulgated, issued or deemed applicable to the sale of the Units by any Governmental Body that would make the sale of the Units pursuant to this Agreement illegal;

(e)          by the Purchaser if: (i) any of the representations and warranties of the Company and the Selling Unit Holders contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 7.1 would not be satisfied; or (ii) any of the covenants of the Company or the Selling Unit Holders contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in any of the representations and warranties of the Company and the Selling Unit Holders as of a date subsequent to the date of this Agreement or a breach of a covenant by the Company or the Selling Unit Holders is curable by the Company or the Selling Unit Holders through the use of reasonable efforts within 15 days after the Purchaser notifies the Selling Unit Holders in writing of the existence of such inaccuracy or breach (the “Company Cure Period”), then the Purchaser may not terminate this Agreement under this Section 9.1(e) as a result of such inaccuracy or breach prior to the expiration of the Company Cure Period, so long as the Company and the Selling Unit Holders, during the Company Cure Period, continue to exercise commercially reasonable efforts to cure such inaccuracy or breach (it being understood that the Purchaser may not terminate this Agreement pursuant to this Section 9.1(e) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Company Cure Period); or

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(f)          by the Selling Unit Holders if: (i) any of the Purchaser’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 8.1 would not be satisfied; or (ii) if any of the Purchaser’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 8.2 would not be satisfied; provided, however, that if an inaccuracy in any of the Purchaser’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by the Purchaser is curable by the Purchaser through the use of reasonable efforts within 15 days after the Selling Unit Holders notify the Purchaser in writing of the existence of such inaccuracy or breach (the “Purchaser Cure Period”), then the Selling Unit Holders may not terminate this Agreement under this Section 9.1(f) as a result of such inaccuracy or breach prior to the expiration of the Purchaser Cure Period, so long as the Purchaser, during the Purchaser Cure Period, continues to exercise commercially reasonable efforts to cure such inaccuracy or breach (it being understood that the Selling Unit Holders may not terminate this Agreement pursuant to this Section 9.1(f) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Purchaser Cure Period).

9.2           Termination Procedures. If the Purchaser wishes to terminate this Agreement pursuant to Section 9.1, the Purchaser shall deliver to the Selling Unit Holders a written notice stating that the Purchaser is terminating this Agreement and setting forth a brief description of the basis on which the Purchaser is terminating this Agreement. If the Selling Unit Holders unanimously wish to terminate this Agreement pursuant to Section 9.1, the both Selling Unit Holders shall deliver to the Purchaser a written notice stating that they are terminating this Agreement and setting forth a brief description of the basis on which they are terminating this Agreement.

9.3           Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) none of the Company, the Selling Unit Holders, or the Purchaser shall be relieved of any obligation or Liability arising from any willful breach by such party of any provision of this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 6.2, this Section 9.3, and Article 11.

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Article 10

Survival

10.1         Survival. The representations and warranties of the parties contained herein, and the indemnification obligations with respect thereto, shall survive the Closing for a period of twelve (12) months from the Closing Date, except that the representations and warranties of the (a) Company and Selling Unit Holders in Section 2.1 (Due Organization, etc.), Section 2.2 (Charter Documents), Section 2.3 (Capitalization), Section 2.7 (Title to Assets), Section 2.13 (Tax Matters), Section 2.18 (“Corporate Authority”), Section 2.20 (Brokers), (the “Company Fundamental Representations”); (b) Selling Unit Holders in Section 3.1 (“Ownership”), Section 3.2 (Selling Unit Holder Authority; Binding Nature), Section 3.3 (“Capacity”), Section 3.4 (“Ability to Perform”), and Section 3.7 (Brokers) (the “Seller Fundamental Representations”), and (c) the representations and warranties of Purchaser in Section 4.1 (Due Incorporation), Section 4.3 (Authority; Binding Nature), and Section 4.5 (Brokers) (the “Purchaser Fundamental Representations”), shall survive the Closing for a period of five (5) years. The covenants and obligations of the parties hereto contained herein that are required to be performed prior to the Closing, shall survive the Closing for a period of six (6) months. The covenants and obligations of the parties hereto contained herein that are required to be performed following the Closing shall survive the Closing for the period contemplated by their terms, but in no event shall a covenant, or the indemnification obligations with respect thereto, survive for a period in excess of three (3) years from the last date on which such covenant was required to be performed. Notwithstanding the foregoing, claims based upon allegations of fraud in connection with this Agreement may be brought without limitation by the foregoing survival periods.

Article 11

Miscellaneous Provisions

11.1         Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

11.2         Fees and Expenses. Purchaser to this Agreement shall bear and pay all fees, costs and expenses that have been incurred or that are incurred in the future by such party in connection with the Transactions, including all fees, costs and expenses incurred by such party in connection with or by virtue of: (a) the negotiation, preparation and review of this Agreement and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; (b) the preparation and submission of any filing or notice required to be made or given in connection with any of the Transactions, and the obtaining of any Consent required to be obtained in connection with any of the Transactions; and (c) the consummation of the Transactions.

11.3         Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent by electronic mail, telegram, cablegram or other electronic transmission, upon delivery; (c) if sent by registered, certified or first class mail, the third Business Day after being sent; and (c) if sent by overnight delivery via a national courier service, one business day after being sent, in each case to the address or email address set forth beneath the name of such party below (or to such other address, email address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

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If to the Purchaser:

Vegalab, Inc.

______________________

______________________

Attention: David Selakovic

Email: dds@vegalab.com

If to the Company or the Selling Unit Holders:

The Agronomy Group, LLC

______________________

______________________

Attention: Jeffry Hill

Email: jhill@the agronomygroup.com

11.4         Headings. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

11.5         Counterparts and Exchanges by Electronic Transmission. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

11.6         Governing Law; Indemnification Claims; Waiver of Jury Trial.

(a)          Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

(b)          Venue. Any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement (including a Legal Proceeding based upon intentional misrepresentation or fraud) may be brought or otherwise commenced exclusively in any state or federal court located in Fresno County, California. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in Washoe County, Nevada (and each appellate court located in the state of Nevada) in connection with any such Legal Proceeding; (ii) agrees that each state and federal court located in Washoe County, Nevada shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in any state or federal court located in Washoe County, Nevada, any claim that such party is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

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(c)          WAIVER OF JURY TRIAL. THE PARTIES WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY CONTEMPLATED TRANSACTION, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY CONTEMPLATED TRANSACTION SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

11.7         Dispute Resolution. Except as provided in any provision of this Agreement that provides for relief by way of specific performance, injunction or other equitable relief, if any dispute arises out of this Agreement, the "complaining party" shall give the "other party" written notice of such dispute. The other party shall have ten (10) business days to resolve the dispute to the complaining party's satisfaction. If the dispute is not resolved by the end of such period, the parties shall proceed to mediation. The mediation shall be conducted using a mediator or mediation service of mutual choice. If a selection cannot be made, the mediation services of the American Arbitration Association shall be used. The parties shall share equally in the cost of the mediation. In the event the dispute remains unresolved following mediation, the parties shall submit the matter to binding arbitration. There shall be one arbitrator. If the Parties cannot agree to an arbitrator or to an arbitration service, the American Arbitration Association shall be used pursuant to its Commercial Rules then existing. California Code of Civil Procedure section 1283.05 is incorporated into this Agreement by this reference. The prevailing Party in an arbitration or any court action shall be entitled to its reasonable costs and attorneys' fees and the arbitrator shall make that award. Venue for any mediation, arbitration or court action shall be Fresno, California unless the parties agree otherwise. This Agreement and each of its terms shall be governed by and construed in accordance with the laws of the State of California.

11.8         Successors and Assigns. This Agreement shall be binding upon: (a) the Company and its successors and assigns (if any); (b) the Selling Unit Holders and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); and (c) the Purchaser and its successors and assigns (if any). This Agreement shall inure to the benefit of: (i) the Company; (ii) the Selling Unit Holders; (iii) the Purchaser; and (iv) the respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any) of the foregoing. After the Closing, the Purchaser may freely assign any or all of its rights under this Agreement, in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

11.9         Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement, for the benefit of any other party to this Agreement: (a) such other party shall be entitled (in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such other party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

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11.10         Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.11         Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered: (a) prior to the Closing Date, by the Purchaser, the Company and the Selling Unit Holders; and (b) after the Closing Date, by the Purchaser and the Selling Unit Holders.

11.12         Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

11.13         Parties in Interest. None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

11.14         Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof, including the Purchase Option Agreement dated November 10, 2017.

11.15         Construction.

(a)          Gender; Etc. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

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(b)          Currency. All references in this Agreement and in any Transactional Agreements to “$” and “Dollars” are to U.S. dollars.

(c)          Ambiguities. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(d)          Including. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(e)          References. Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

(f)          Language. To the extent that this Agreement, any Transactional Agreement or any other agreements related to the transactions contemplated hereby are translated into a language other than English, and a conflict arises between the English language version and the translated version, the English version will control in all cases.

[Remainder of page intentionally left blank]

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The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

Vegalab, Inc.
a Nevada corporation

By:	/s/ Davis Selakovic
Name:	David Selakovic
Title:	CEO

The Agronomy Group, LLC
a California limited liability company

By:	/s/Jeffrey Hill
Name:	Jeffry Hill
Title:	Managing Member

“Selling Unit Holders”:

/s/ Jeffry Hill
Jeffry Hill

/s/ Ryan Sweeney
Ryan Sweeney

Signature Page to Member Units Purchase Agreement

EXHIBIT A

DEFINITIONS

1.	For purposes of the Agreement, the following capitalized terms have the stated meanings.

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of transactions involving:

(a)          the sale, license or disposition of all or a material portion of the Company’s business or assets;

(b)          the issuance, disposition or acquisition of: (i) any Units or other equity security of the Company; (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any Unit or other equity security of the Company; or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any Unit or other equity security of the Company; or

(c)          any merger, consolidation, business combination, conversion, reorganization, or similar transaction involving the Company.

Affiliate. “Affiliate” shall mean, with respect to any specified Person, any other Person which, directly or indirectly, through one or more intermediaries, controls, is under common control with, or is controlled by, such specified Person.

Agreement. “Agreement” shall mean the Member Unit Purchase Agreement to which this Exhibit A is attached (including the Schedules), as it may be amended from time to time.

Business Day. “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks in Reno, Nevada are required or authorized by Legal Requirement to be closed.

Cash. “Cash” means the aggregate cash and cash equivalents of the Company, as determined in accordance with GAAP consistently applied, other than such cash and cash equivalents restricted from use or used to pay Transaction Expenses.

Closing Balance Sheet. “Closing Balance Sheet” is defined in Exhibit C to the Agreement.

Company Contract. “Company Contract” shall mean any Contract: (a) to which the Company; (b) by which the Company or any of its assets, is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

Company Employee. “Company Employee” shall mean any current or former employee, independent contractor, consultant or manager of the Company.

A-1

Company IP. “Company IP” shall mean all Technology and Intellectual Property Rights in which the Company has (or purports to have) an ownership interest, holds in its name, or has a license or similar right.

Company Product. “Company Product” shall mean the water materials, insecticides, nematicides, fungicides, spore controllers, bacteria, beneficials, foliar fertilizers, liquid fertilizers, organics, and pollination aids, that are currently being or at any time have been, developed or in the process of being developed, manufactured, supported, marketed, distributed, licensed, sold or made available by the Company.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, license, covenant, understanding, arrangement, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

Employment Agreements. “Employment Agreements” is defined in Section 7.5(a).

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right at first refusal, reservation, license, easement, encroachment or restriction of any nature.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Environmental Claim. “Environmental Claim” shall mean any action, order from a Governmental Body, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

A-2

Environmental Law. “Environmental Law” shall mean: (a) the common law; and (b) all Legal Requirements, by-laws, orders, instruments, directives, decisions, injunctions and judgments of any government, local government, international, supranational, executive, administrative, judicial or regulatory authority or agency and all approved codes of practice (whether voluntary or compulsory) relating to the protection of the environment or of human health or safety or welfare or to the manufacture, formulation, processing, treatment, storage, containment, labeling, handling, transportation, distribution, recycling, reuse, release, disposal, removal, remediation, abatement or clean-up of any Contaminant and any amendment thereto and any and all regulations, orders and notices made or served thereunder or pursuant thereto). The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq (“CERCLA”).; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq

Environmental Notice. “Environmental Notice” shall mean any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

Environmental Permit. “Environmental Permit” shall mean any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

GAAP. “GAAP” shall mean generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances of the date of determination, consistently applied.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

Hazardous Materials. “Hazardous Materials” shall mean: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls

A-3

Indebtedness. “Indebtedness” Indebtedness of any Person means, without duplication, (a) the unpaid principal amount of, and accrued interest on, all indebtedness for borrowed money of such Person, (b) any obligations of such Person evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (c) any liability of such Person in respect of banker’s acceptances or letters of credit (but, in each case, only to the extent and in the amount drawn), (d) any liability under interest rate swap, hedging or similar agreements, (e) all obligations created or arising under any conditional sale or other title retention agreement, (f) all obligations secured by an Encumbrance on any assets of Company, (g) all obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (h) all indebtedness referred to above which is directly or indirectly guaranteed by such Person, and (i) all interest, fees, prepayment premiums, penalties, fees and other expenses owed with respect to the Indebtedness referred to above.

Intellectual Property Rights. “Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights and Moral Rights; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Technology; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

Knowledge. A Person shall be deemed to have “Knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual should have known such fact or other matter under the circumstances. The Company shall be deemed to have “Knowledge” of a particular fact or other matter if any of the Selling Unit Holders has Knowledge of such fact or other matter.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

A-4

Liability. “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

Material Adverse Effect. “Material Adverse Effect” shall mean any change, event, effect, claim, circumstance or matter (each, an “Effect”) that (individually or considered together with all other Effects) has had, or would reasonably be expected to have a material adverse effect on: (a) the business, condition, prospects, assets, liabilities, financial condition, operating results or operations of the Company; (b) the Purchaser’s right to own, or to receive distributions with respect to, the Units of the Company; or (c) the ability of the Company to perform any of its material covenants or obligations under this Agreement or under any other Contract or instrument executed, delivered or entered into in connection with any of the transactions contemplated by this Agreement; provided, however, that Effects resulting from any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) any changes (after the date hereof) in GAAP or Legal Requirements (other than those related to Environmental Laws); (ii) any change in general economic, political or market conditions in the industries or markets in which the Company operates or affecting United States or foreign economies in general; (iii) acts of war (whether or not declared), armed hostilities, or terrorism, or the escalation or worsening thereof; or (iv) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Purchaser, shall not be deemed to have or constitute a Material Adverse Effect.

Moral Rights. “Moral Rights” means any right to claim authorship to or to object to any distortion, mutilation, or other modification or other derogatory action in relation to a work, whether or not such would be prejudicial to the author’s reputation, and any similar right, such as recognition of authorship or access to work, existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

Permitted Liens. “Permitted Liens” shall mean (a) any lien for current Taxes not yet due and payable in the ordinary course of business or that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings and as to which adequate reserves have been made with respect thereto on the Company Financial Statements; (b) those Encumbrances set forth in the Company Financial Statements; (c) mechanics’, carriers’, workmen’s, repairmen’s, landlord or other like liens arising or incurred in the ordinary course of business; and (d) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business.

Person. “Person” shall mean any individual, Entity or Governmental Body.

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Post-Closing Tax Period. “Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

Pre-Closing Tax Period. “Pre-Closing Tax Period” means any taxable period ending on the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

Purchaser Cure Period. “Purchaser Cure Period” is defined in Section 9.1(f).

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights, registered trademarks, domain names and all applications for any of the foregoing.

Related Party. “Related Party” shall mean: (a) each Selling Unit Holder of the Company; (b) each individual who is, or who has at any time since inception been, an officer or manager of the Company; (c) each member of the immediate family of each of the individuals referred to in clauses “(a),” and “(b)” above; and (d) any trust or other Entity (other than the Company) in which any one of the Persons referred to in clauses “(a),” “(b)” and “(c)” above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

Release. “Release” shall mean any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

Representatives. “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

Selling Unit Holders. “Selling Unit Holders” means Jeffry Hill and Ryan Sweeney, each of which owns 10,000,000 Units of the Company.

Subsidiary. An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

Tax Matter. “Tax Matter” means any inquiry, claim, assessment, examination, audit, litigation or similar event with respect to Taxes.

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Tax Returns. “Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any amendments, related or supporting schedules, statements or other information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any Party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

Tax. “Tax” (or “Taxes”) means all federal, state, local, foreign (i.e. non-U.S.) and other net income, gross income, gross receipts, sales, use, value added, ad valorem, transfer, franchise, profits, capital stock, net worth, add-on minimum, escheat, unclaimed property, registration, license, lease, service, service use, withholding, payroll, employment, unemployment, excise, severance, stamp, documentary, transfer, occupation, premium, property or windfall profits taxes, charges, levies, fees, customs, duties or other taxes, or similar charges or assessments imposed by a Taxing Authority, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

Taxing Authority. “Taxing Authority” means the IRS and any other Governmental Body (and any subdivision, agency or authority thereof) responsible for the administration, collection or imposition of any U.S. or non-U.S. Tax.

Technology. “Technology” shall mean sales methodologies and processes, designs and assemblies, models, databases, diagrams, formulae, inventions (whether or not patentable), know-how, methods, manufacturing processes, materials specifications, proprietary information, protocols, schematics, manufacturing specifications, tooling, software, software code, techniques, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

Transaction Expenses. “Transaction Expenses” means (i) all fees and expenses payable by the Company in connection with the transactions contemplated by this Agreement and the Transactional Agreements, including, whether accrued or not, fees and expenses payable to all attorneys, accountants, financial advisors and other professionals and bankers’, brokers’ or finders’ fees for persons engaged by the Company or any Selling Unit Holder, and (ii) any bonus or severance benefit (or similar payment obligation) made or provided, or required to be made or provided, by the Company, solely as a result of the transactions contemplated by this Agreement, each as set forth in the statement delivered pursuant to Section 1.2(d).

Transactional Agreements. “Transactional Agreements” shall mean: (a) the Agreement and all exhibits and schedules thereto; (b) the Warrant, (c) the Employment Agreements, and (d) the Assignments from the Selling Unit Holders provided for in Section 7.5(d).

Transactions. “Transactions” shall mean: (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including: (i) the sale of the Units by the Selling Unit Holders to the Purchaser in accordance with the Agreement; and (ii) the performance by the Company, the Selling Unit Holders and the Purchaser of their respective obligations under the Transactional Agreements and the exercise by the Company, the Selling Unit Holders and the Purchaser of their respective rights under the Transactional Agreements.

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Units. “Units” means the 20,000,000 membership interest Units issued by the Company under the Charter Documents.

2.	The following terms have the meanings set forth in the Sections referenced below:

Defined Term	Location
Charter Documents	Section 2.2
Closing	Section 1.3
Closing Date	Section 1.3
Company	Preamble
Company Cure Period	Section 9.1(e)
Company Financial Statements	Section 2.4(a)
Company Returns	Section 2.13(a)
Company Contracts	Section 2.12(a)
Product Liability Claim	Section 2.21(a)
Purchaser	Preamble
Purchaser Cure Period	Section 9.1(f)
Sellers Closing Certificate	Section 7.5(b)
Selling Unit Holders	Preamble
Warrant	Section 1.2(b)

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EXHIBIT B

Form of Warrant

[Warrants issued to Selling Unit Holders are presented as separate exhibits to the Form 8-K]

B-1

EXHIBIT C

Allocation of Purchase Price

On or before the date that is 60 calendar days following the Closing Date, Purchaser or its designee shall prepare, or cause to be prepared, and deliver to the Selling Unit Holders an unaudited balance sheet for the Company as of 12:01 a.m. (Pacific Time) on the Closing Date (the “Closing Balance Sheet”). The Closing Balance Sheet shall be prepared in accordance with GAAP, using the same accounting practices, policies and methodologies used in the preparation of the Company Financial Statements.

The Purchase Price shall be allocated for US tax purposes consistent with the methodology and order described as follows:

Asset	Method of Allocation	Order of Allocation	Amount Allocated

(a) Cash	The amount of Purchaser Closing listed in the Closing Balance Sheet.	1st

(b) Accounts Receivable	The amount of accounts receivable of the Company listed on the Closing Balance Sheet.	2nd

(c) Inventories:		3rd

(i) Raw Materials	The replacement cost of the raw materials inventory included in inventory listed on the Closing Balance Sheet.[1]

(ii) Work-in-Process	The amount of the work-in-process inventory included in inventory listed on the Closing Balance Sheet, multiplied by a factor of 1.1.[2]

(iii) Finished Goods	The amount of the finished goods inventory included in inventory listed on the Closing Balance Sheet, multiplied by a factor of 1.2.[3]

(d) Prepaid Expenses	The amount of prepaid expenses listed on the Closing Balance Sheet.	4th

1 The amount allocated to raw materials inventory shall be determined consistent with the "Replacement Cost Method" described in IRS Revenue Procedure 2003-51.

2 The amount allocated to work-in-process inventory shall be determined consistent with the "Comparative Sales Method" described in Revenue Procedure 2003-51, as adjusted for the expected costs of completion.

3 The amount allocated to finished goods inventory shall be determined consistent with the "Comparative Sales Method" described in Revenue Procedure 2003-51.

C-1

Asset	Method of Allocation	Order of Allocation	Amount Allocated

(e) Machinery and Equipment; Shelving and Racking; Dies and Tools; Vehicles; and Other Equipment	The amount listed on the Closing Balance Sheet.	5th

(f) Other Class V Assets[4]	The amount listed on the Closing Balance Sheet.	6th

(g) Class VI Assets[5]	The amount listed on the Closing Balance Sheet.	7th

(h) Goodwill*	The remainder of the Purchase Price not allocated to any of the foregoing assets shall be allocated to Goodwill.	8th

The parties shall execute and deliver a copy of this Exhibit C upon reaching final determination as to the “Amount Allocated” in the schedule above.

Agreed to this _____ day of _____________, 2018.

Vegalab, Inc.
a Nevada corporation

By:
Name:
Title:

“Selling Unit Holders”:

Jeffry Hill

Ryan Sweeney

4 Within the meaning of Treas. Reg. § 1.338-6(b)(2)(v).

5 Within the meaning of Treas. Reg. § 1.338-6(b)(2)(vi).

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EXHIBIT D

Form of Employment Agreement

D-1

Exhibit Form D-1

(Jeffry Hill)

[The Employment Agreements for Jeffry Hill is presented as separate exhibit to the Form 8-K]

Exhibit Form D-2

(Ryan Sweeney)

[The Employment Agreements for Ryan Sweeney is presented as separate exhibit to the Form 8-K]

EXHIBIT D

Form of Unit Assignment

MEMBERSHIP UNIT ASSIGNMENT

[Date]

FOR VALUE RECEIVED, _____________________ hereby sells, assigns and transfers all of its right, title, and interest in the membership interest units (the “Units”) of The Agronomy Group, LLC, a California limited liability company (the “Company”), to ___________________________________, being all of the Units of the Company owned beneficially or of record by the undersigned.

By
Name:
Title:

E-1

Schedule 2.4(a) - Company Financial Statements

(Presented following this page.)

Schedule 2.5 - Liabilities and Accounts Payable

(Presented following this page.)

Schedule 2.6 - Changes

(Presented following this page.)

Schedule 2.9(a) - Products

(Presented following this page.)

Schedule 2.9(b) - Registered IP

(Presented following this page.)

Schedule 2.9(c) - Company In-Licenses

(Presented following this page.)

Schedule 2.9(d) - Company Out-Licenses

(Presented following this page.)

Schedule 2.12 - Government Authorizations

(Presented following this page.)

Schedule 2.15 - Insurance

(Presented following this page.)

Schedule 2.21(b) - Warranty

(Presented following this page.)

Schedule 7.3(b) - Consents

(Presented following this page.)